Exhibit 32.1

CERTIFICATION

Pursuant to Section 906 of the Public Company Accounting Reform and Investor Protection Act of 2002 (18 U.S.C. § 1350, as adopted), Michael M. Wick, M.D., Ph.D., the Chairman and Chief Executive Officer of Telik, Inc. (the “Company”), and Cynthia M. Butitta, the Chief Operating Officer and Chief Financial Officer of the Company, each hereby certifies that, to the best of his or her knowledge:

1. The Company’s Quarterly Report on Form 10-Q for the period ended June 30 , 2003, to which this Certification is attached as Exhibit 99.1 (the “Periodic Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2. The information contained in the Periodic Report fairly presents, in all material respects, the financial condition of the Company at the end of the period covered by the Periodic Report and results of operations of the Company for the period covered by the Periodic Report.

* These certifications accompany the Form 10-Q to which they relate, are not deemed filed with the Securities and Exchange Commission and are not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-Q), irrespective of any general incorporation language contained in such filing.

Dated: August 5, 2003

/s/ MICHAEL M. WICK	/s/ CYNTHIA M. BUTITTA
Michael M. Wick, M.D., Ph.D.	Cynthia M. Butitta
Chairman and Chief Executive Officer	Chief Operating Officer and Chief Financial Officer